Exhibit 99.1

         Cohesant Announces Sale of Its GlasCraft Subsidiary

    INDIANAPOLIS--(BUSINESS WIRE)--Dec. 3, 2007--Cohesant Technologies Inc. (NASDAQ:COHT) ("Cohesant") today announced that it has entered into a definitive agreement pursuant to which Graco Inc. (NYSE:GGG) ("Graco") will acquire Cohesant's GlasCraft Inc. ("GlasCraft") subsidiary. The acquisition will be accomplished through a merger with GlasCraft's parent entity, Cohesant Technologies, and a spin off of all the non-GlasCraft business operations. The total transaction value is $35 million including, indebtedness assumed by Graco at the closing and transaction expenses. Cohesant shareholders will receive a minimum cash payment of $9.05 per share of Cohesant common stock and could receive as much as $9.55 per share.

    Cohesant recently consolidated all of its infrastructure protection and renewal operations under the umbrella of its CIPAR subsidiary. As part of the sale of GlasCraft, Cohesant will spin-off its CIPAR subsidiary by declaring a taxable dividend of one share of CIPAR for each share of Cohesant common stock outstanding. For purposes of calculating taxes on the share dividend, Cohesant has received an opinion that the valuation of CIPAR will be $6.6 million at the time of the spin-off. The resulting company, which will initially be registered under the Securities Exchange Act and will be quoted on the over-the-counter market, will be known as Cohesant Inc. and will be based in Beachwood, Ohio.

    GlasCraft developed the first spray system for the Composites manufacturing industry nearly 45 years ago and today manufactures and sells industry-leading solutions for both the open and closed-mold segments of the Composites manufacturing industry. GlasCraft also designs, manufactures and sells high performance dispense systems for the polyurethane foam and polyurea coatings industries. Graco is a leading designer, manufacturer, and marketer of systems and equipment to move, measure, control, dispense and spray fluid materials, but its equipment portfolio currently has no substantial presence in the Composites manufacturing industry.

    Morris Wheeler, CEO of Cohesant stated: "This transaction is a classic win-win scenario. The transaction allows Cohesant to focus its resources on its infrastructure protection and renewal businesses and provides a significant immediate cash return to its shareholders. The $9.05 minimum cash merger consideration represents a significant premium over the 30-day volume weighted price of Cohesant Technologies shares. In addition, Cohesant shareholders will retain the upside of the infrastructure rehabilitation businesses, including the full line of CuraFlo and Raven products and services. This also represents a big win for Graco which adds the growing global composites market to the impressive list of markets to which it supplies dispense equipment, and backs this entry with decades of expertise from GlasCraft. GlasCraft adds industry leading equipment, like the Probler P2 and P2 Elite dispense guns, a complete line of Variable-Ratio proportioners, and the Guardian contractor and in-plant A-series systems, to Graco's offerings."

    The acquisition, which is expected to be completed in the first quarter of 2008, is conditioned upon customary closing conditions for a transaction of this nature, including the approval of Cohesant's stockholders. The merger agreement contains a customary provision allowing the Board of Directors to terminate the agreement in the event it receives another offer to purchase the Company or GlasCraft on terms more favorable to its shareholders than those contained in the merger agreement.

    Western Reserve Partners LLC has provided a fairness opinion to Cohesant relating to the acquisition consideration and a valuation opinion, to be used for tax purposes, on the CIPAR stock dividend; Porter Wright Morris & Arthur LLP is serving as legal counsel to Cohesant.

    Forwarding Looking Statement

    Except for the factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the transactions, and other statements identified by words such as "estimates" "expects" "anticipates" and similar expressions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A(i) of the "safe harbor" provisions of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated, including the following: required approval by Cohesant stockholders, the ability of CIPAR to operate as a stand-alone entity, or that the public trading price of the CIPAR common stock may differ materially from the tax valuation. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant undertakes any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    Merger Information

    In connection with the proposed merger with Graco Inc, the Company will file a proxy statement with the SEC. Stockholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the Company. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company's other filings with the SEC, may also be obtained from the Company at www.cohesant.com by clicking on the "Investors" tab and then following the link at "Financial Information" to "SEC Filings." Free copies of the Company's filings may be obtained by directing a written request to 5845 W. 82nd St., Indianapolis, IN 46278, Attention: Corporate Secretary or by telephone at 317-871-7611.

    Participants in the Solicitation

    The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company's stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company's stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company's directors and executive officers may be found in the Company's definitive proxy statement filed with the SEC on May 4, 2007. These documents will be available free of charge once available at the SEC's web site at www.sec.gov or by directing a request to the Company as described above.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, President & Chief Executive Officer,
             317-871-7611